Exhibit 4.5

ASC ACQUISITION LLC

MANAGEMENT EQUITY INCENTIVE PLAN

Adopted November 16, 2007 (the “Effective Date”)

(Conformed through May 6, 2013)

    1.     Purpose of the Plan

The purpose of the ASC Acquisition LLC Management Equity Incentive Plan (the “Plan”) is to promote the interests of the Company and its members by providing the key employees, directors, service providers and consultants of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or Affiliate and to improve the growth and profitability of the Company.

    2.     Definitions

As used in this Plan, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall mean the Company and any of its direct or indirect subsidiaries.

(b) “Board” shall mean the Board of Directors of Surgical Care Affiliates LLC, or any committee appointed by the Board to administer the Plan pursuant to Section 3; provided that the actions of the Board are in all cases subject to the approval of the Managing Member of the Company.

(c) “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, (i) if the Participant has an effective employment agreement with the Company or any Affiliate at the time of grant, the definition used in such employment agreement at the time of grant, or (ii) if the Participant does not have an effective employment agreement, unless otherwise provided in the Participant’s Unit Option Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of (i) a failure of the Participant to perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is injurious to the Company, any of its Affiliates, the Majority Unit Holder or any of its affiliates (whether financially, reputationally or otherwise); (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its Affiliates; (iv) the Participant’s unauthorized removal from the premises of the Company or an Affiliate of any document (in any medium or form) relating to the Company or an Affiliate, the Majority Unit Holder, or the customers of the Company or an Affiliate; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. If, subsequent to the termination of Employment, it is discovered that such Participant’s Employment could have been terminated for Cause, as such term is defined above (unless otherwise defined in a Unit Option Grant Agreement or an employment agreement), the Participant’s Employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) “Change in Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis with its Affiliates to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to a Majority Unit Holder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Unit Holder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Membership Units representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Membership Units in any such election and (B) the Majority Unit Holder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other Person or Group; (iv) the approval by the holders of the outstanding voting power of the Company of a reorganization, merger or consolidation of the Company, unless (A) all or substantially all of such Persons who were beneficial owners of the outstanding Membership Units immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the Company or (B) no Majority Unit Holder beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to such transaction; or (v) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Unit Holder.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Commission” shall mean the U.S. Securities and Exchange Commission.

(g) “Committee” shall mean the Compensation Committee of the Board of Directors of Surgical Care Affiliates LLC, provided that the actions of the Committee are in all cases subject to the approval of the Managing Member of the Company.

(h) “Company” shall mean ASC Acquisition LLC, a Delaware limited liability company.

(i) “Compete” shall mean with respect to any Participant who (i) is party to an effective employment agreement or an effective non-competition, non-solicitation and/or confidentiality agreement, each at the time of grant, failing to comply with any obligation thereunder and is in breach of the non-competition, non-solicitation and confidentiality provisions of such agreement; and (ii) is not party to an effective employment agreement or an effective non-competition, non-solicitation or confidentiality agreement, during Employment and for the one year period following the termination of such Participant’s Employment, (A) becoming an employee, director, or independent contractor of, or a consultant to, or performing any services for, any Person engaging in any business activity that competes with the business of the Company or its Affiliates at such time, (B) soliciting or hiring or attempting to solicit or hire (1) any physician or supplier in connection with any business activity that then competes with the Company or (2) any Employee or individual who was an Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her Employment with the Company (other than an individual’s response to a general advertisement or general solicitation that is not otherwise the result of any solicitation, hiring or attempt to solicit or hire that individual), or (C) disclosing any Confidential Information. “Competed” and “Competing” shall have correlative meanings.

(j) “Confidential Information” shall mean all information regarding the Company and any of its Affiliates, any Company activity or the activity of any Company Affiliate, Company business or the business of any Company Affiliate or Company physician or the physicians of any Company Affiliate that is not generally known to Persons not employed or retained (as Employees or as independent contractors or agents) by the Company, that is not generally known by the public or disclosed by Company practice or authority to Persons not employed by the Company and that is the subject of reasonable efforts to keep it confidential.

(k) “Disability” shall mean a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as defined from time to time by the Company, in its sole discretion, or as specified in the Participant’s Unit Option Grant Agreement, provided that in the event the Participant is party to an effective employment agreement with the Company or any Affiliate at the time of determination, and such agreement contains or operates under a different definition of Disability (or any derivative of such term), the definition of Disability used in such agreement at the time of determination shall be substituted for the definition set forth above for all purposes hereunder.

(l) “Eligible Employee” shall mean (i) any Employee who is a key executive of the Company or an Affiliate, or (ii) certain other Employees, directors, service providers or consultants who, in the judgment of the Committee, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

(m) “Employment” shall mean employment with the Company or any Affiliate and shall include the provision of services as a director or consultant for the Company or any Affiliate. “Employee” and “Employed” shall have correlative meanings.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Exercise Date” shall have the meaning set forth in Section 4.9 herein.

(p) “Exercise Notice” shall have the meaning set forth in Section 4.9 herein.

(q) “Exercise Price” shall mean the price that the Participant must pay under the Option for each Membership Unit as determined by the Committee for each Grant and initially specified in the Unit Option Grant Agreement, which shall be no less than the Fair Market Value of a Membership Unit on the Grant Date, subject to any increase or other adjustment that may be made following the Grant Date in accordance with the Plan.

(r) “Fair Market Value” shall mean, as of any date (1) prior to the existence of a Public Market for the Membership Units of the Company, the value per Membership Unit as determined in good faith by the Board, taking into account the fair market value of the entire equity of the Company determined on a going concern basis as between a willing buyer and a willing seller, and taking into account any relevant factors determinative of value (based on all available information material to the value of the Company), without, however, giving effect to any discount for any lack of liquidity attributable to a lack of a Public Market, any block discount or control premiums attributable to the size of any person’s holdings of Membership Units, or any voting rights or lack thereof; or (2) on which a Public Market for the Membership Units exists, (i) closing price on such day of a Membership Units of the Company as reported on the principal securities exchange on which the Membership Units are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of the Membership Units of the Company as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Membership Units regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the common stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of common stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith. In any case, the Fair Market Value shall be determined in accordance with the requirements of Section 409A of the Code, to the extent applicable.

(s) “Good Reason” shall mean (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, or (iii) a relocation of a Participant’s primary work location more than 75 miles from the Participant’s work location in effect immediately prior to the Participant’s commencement of participation in the Plan, without the Participant’s prior written consent; provided that, within fifteen days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within fifteen days following the Company’s receipt of such notice. Notwithstanding the foregoing, if, as of the date of determination, the Participant is a party to an effective employment or consulting agreement or a Unit Option Grant Agreement that contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such agreement shall control.

(t) “Grant” shall mean a grant of an Option under the Plan evidenced by a Unit Option Grant Agreement.

(u) “Grant Date” shall mean the Grant Date as defined in Section 4.2 herein.

(v) “Liquidity Event” shall mean the first to occur of (i) a transaction, which when aggregated, if applicable, with any other transaction (whether or not related) results in the cumulative sale, transfer or other disposition of more than 50% of the Membership Units held by the Majority Unit Holder as of the Effective Date and with respect to which the Majority Unit Holder receives cash for 100% of its proportionate share of the proceeds received in connection with such sale(s), transfer(s) or other disposition(s), as determined by the Board in good faith; (ii) a transaction, which when aggregated, if applicable, with any other transaction (whether or not related) results in the cumulative sale, transfer or other disposition of more than 50% of the assets of the Company (an “Asset Sale”) determined by value as of the date or dates of such Asset Sale(s), in which the Majority Unit Holder receives distributions of cash for 100% of its proportionate share of the proceeds received in connection with such Asset Sale(s), as determined by the Board in good faith; (iii) a transaction where (1) each type of transaction, as contemplated by each of clause (i) and clause (ii) has occurred although less than 50% of the Membership Units of the Majority Unit Holder were transferred and less than 50% of the assets were sold, and (2) the Board determines, in good faith, that the transactions, if such transactions were either all of the type contemplated in clause (i) or all of the type contemplated in clause (ii), would have resulted in the occurrence of a Liquidity Event under either clause (i) or clause (ii), as applicable; and (iv) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event”.

(w) “Majority Unit Holder” shall mean, collectively or individually as the context requires, TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and/or their respective affiliates.

(x) “Majority Unit Holder Price” shall mean the aggregate purchase price paid by the Majority Unit Holder for its entire interest in the Company.

(y) “Management Unit Holders’ Agreement” shall mean the Management Unit Holders’ Agreement, substantially in the form attached hereto as Exhibit B, or such other Unit Holders’ agreement as may be entered into between the Company and any Participant.

(z) “Membership Units” shall mean membership interests in the Company.

(aa) “MoM” shall mean, in connection with the occurrence of a Liquidity Event, the receipt by the Majority Unit Holder of cash in respect of such Majority Unit Holder’s Membership Units (whether as a result of the transaction or transactions constituting a Liquidity Event or the receipt of distributions of cash with respect to such Membership Units prior thereto by dividend or otherwise), the aggregate value of which reflects at least a threshold multiple of the Majority Unit Holder Price, as determined in good faith by the Board.

(bb) “Option” shall mean the option to purchase Membership Units granted to any Participant under the Plan.

(cc) “Participant” shall mean an Eligible Employee to whom a Grant of an Option under the Plan has been made, and, where applicable, shall include Permitted Transferees.

(dd) “Performance-Based Option” shall have the meaning set forth in Section 4.3.2.

(ee) “Permitted Transferee” shall have the meaning set forth in Section 4.5.

(ff) “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(gg) “Public Market” shall be deemed to exist for purposes of the Plan if any securities of the Company or its Affiliates are registered under Section 12(b) or 12(g) of the Exchange Act and trading regularly occurs in such securities in, on or through the facilities of securities exchanges and/or inter-dealer quotation systems in the United States (within the meaning of Section 902(n) of the Securities Act) or any designated offshore securities market (within the meaning of Rule 902(a) of the Securities Act).

(hh) “Qualifying Termination” shall mean, with respect to a Participant, a termination of such Participant’s Employment by the Company without Cause or by the Participant for Good Reason within the two-year period following a Change in Control of the Company.

(ii) “Securities Act” shall mean the Securities Act of 1933, as amended.

(jj) “Time-Based Option” shall have the meaning set forth in Section 4.3.1.

(kk) “Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

(ll) “Unit Holder” shall mean any Person that properly holds one or more Membership Units, regardless of whether such Person is a managing member or member, and regardless of whether such Membership Units were initially acquired from the Company or by assignment from another Unit Holder.

(mm) “Unit Option Grant Agreement” shall mean an agreement, substantially in the form which is attached hereto as Exhibit A, entered into by each Participant and the Company evidencing the Grant of each Option pursuant to the Plan, provided the Committee may make such changes to the form of Unit Option Grant Agreement for any particular Grant as the Committee may determine pursuant to its powers set forth in Section 3.1(c) of the Plan.

(nn) “Vesting Date” shall mean the date an Option becomes exercisable as defined in Section 4.3 herein.

    3.     Administration of the Plan

The Committee shall administer the Plan. In the absence of a Committee, the Board shall function as the Committee for all purposes under the Plan, and to the extent that the Board so acts, references in the Plan to the Committee shall refer to the Board as applicable. In addition, the Committee, in its discretion, may delegate its authority to grant Options to an officer or committee of officers of the Company, subject to reasonable limits and guidelines established by the Committee at the time of such delegation.

3.1 Powers of the Committee. In addition to the other powers granted to the Committee under the Plan, the Committee shall have the power: (a) to determine the Eligible Employees to whom Grants shall be made; (b) to determine the time or times when Grants shall be made and to determine the number of Membership Units subject to each such Grant; (c) to prescribe the form of and terms and conditions of any instrument evidencing a Grant, so long as such terms and conditions are not otherwise inconsistent with the terms of the Plan; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and the instruments evidencing Grants; and (f) to make all other determinations necessary or advisable for the administration of the Plan.

3.2 Determinations of the Committee. Any Grant, determination, prescription or other act of the Committee shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Committee. No member of the Committee nor the Majority Unit Holder or its employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Plan or any Grant. To the full extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Committee or is or was a Majority Unit Holder or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Membership Units to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the Membership Units pursuant to the exercise of any Options, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Membership Units are listed or traded. In addition to the terms and conditions provided herein, the Committee may require that a Participant make such reasonable covenants, agreements and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of the Membership Units pursuant to any Grant pending or to ensure compliance under federal, state or non-U.S. securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of the Membership Units pursuant to any Grant. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

3.5 Inconsistent Terms. In the event of a conflict between the terms of the Plan, the terms of the Management Unit Holders’ Agreement and the terms of any Unit Option Grant Agreement, the terms of the Plan shall govern except as otherwise provided herein.

3.6 Plan Term. The Committee shall not Grant any Options under this Plan on or after the seventh anniversary of the Effective Date. All Options which remain outstanding after such date shall continue to be governed by the Plan.

    4.     Options

Subject to adjustment as provided in Section 4.12 hereof, the Committee may grant to Participants Options to purchase up to 27,325,000 Membership Units of the Company. To the extent that any Option granted under the Plan terminates, expires or is canceled without having been exercised, the Membership Units covered by such Option shall again be available for Grant under the Plan.

4.1 Exercise Price. The Exercise Price of any Option granted under the Plan shall be such price as the Board shall determine (provided that such Exercise Price must be at least equal to the Fair Market Value of a Membership Unit on the Grant Date and must be the minimum price otherwise required by applicable law) and which shall be specified in the Unit Option Grant Agreement.

4.2 Grant Date. The Grant Date of the Options shall be the date designated by the Committee and specified in the Unit Option Grant Agreement as of the date the Option is granted.

4.3 Vesting Date of Options.

4.3.1 Time-Based Option.

4.3.1.1 Generally. Unless otherwise specified in a Participant’s Unit Option Grant Agreement or in an effective employment agreement, 50% of each Option granted under the Plan (the “Time-Based Option”) shall vest and become exercisable with respect to twenty percent (20%) on each of the first five anniversaries of the Grant Date, until 100% of the Time-Based Option is fully vested and exercisable, subject in all cases to the Participant’s continued Employment through the applicable Vesting Date. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence as may be set forth by Company policy, if any.

4.3.1.2 Accelerated Vesting on a Qualifying Termination. In the event that a Participant’s Employment is terminated as the result of a Qualifying Termination, 100% of the then outstanding Time-Based Option held by the Participant shall immediately vest and become exercisable as of such Qualifying Termination of Employment.

4.3.2 Performance-Based Option.Unless otherwise specified in a Participant’s Unit Option Grant Agreement or in an effective employment agreement, 50% of each Option granted under the Plan (the “Performance-Based Option”) shall vest and become exercisable only upon a Liquidity Event in which the Majority Unit Holder achieves a minimum MoM, as set forth in this Section 4.3.2, subject to the Participant’s continued Employment with the Company up to and through the effective date of a Liquidity Event: (A) 50% of the Performance-Based Option will vest and become exercisable if the Majority Unit Holder realizes an MoM of at least 2.0 as of (and taking into account) the Liquidity Event, and (B) 100% of the Performance-Based Option will vest and become exercisable if the Majority Unit Holder realizes an MoM of at least 3.0 as of (and taking into account) the Liquidity Event. Except as otherwise provided in a Participant’s Unit Option Grant Agreement, following a Liquidity Event, any Performance-Based Option that has not vested and become exercisable upon such Liquidity Event shall be forfeited. Prior to any contemplated Liquidity Event, the Committee shall make a projection using such methodologies and parameters and taking into account such factors as it, in its sole discretion, deems appropriate with respect to the expected MoM to be achieved upon such Liquidity Event, and, to the extent the projection estimates an MoM that would result in some or all of the Performance-Based Option vesting and becoming exercisable, the Performance-Based Option shall be deemed vested to the applicable extent and solely for the purpose of permitting the Participant to participate in such Liquidity Event with the Membership Units underlying such Performance-Based Option.

4.4 Expiration of Options. With respect to each Participant, such Participant’s Option(s), or portion thereof, which have not become exercisable shall expire on the date such Participant’s Employment is terminated for any reason unless otherwise specified in the Unit Option Grant Agreement. With respect to each Participant, each Participant’s Option(s), or any portion thereof, which have become exercisable on or before the date such Participant’s Employment is terminated (or that become exercisable as a result of such termination) shall, unless otherwise provided in the Participant’s Unit Option Grant Agreement, expire on the earliest of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 90 days after the date the Participant’s Employment is terminated for any reason other than Cause, death or Disability; (iii) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the 7th anniversary of the Grant Date for such Option(s). Notwithstanding the foregoing, all Options, whether vested or unvested that have not expired sooner, shall expire on the 7th anniversary of the Grant Date, unless otherwise provided in the Participant’s Unit Option Grant Agreement; provided, that such expiration shall occur no later than the 10th anniversary of the Grant Date. Any Option, or portion thereof, that has become exercisable by a Permitted Transferee on account of the death of a Participant shall expire one year after the date such deceased Participant’s Employment terminated by reason of death, unless otherwise provided in the Participant’s Unit Option Grant Agreement, and any Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 4.4 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Unit Option Grant Agreement. Notwithstanding the foregoing, the Committee may specify in the Unit Option Grant Agreement a different expiration date or period (not to exceed 10 years from the Grant Date) for any Option granted hereunder, and such expiration date or period shall supersede the foregoing expiration period.

4.5 Limitation on Transfer. Each Option granted to a Participant shall be exercisable only by such Participant, except that a Participant may assign or transfer his or her rights with respect to any or all of the Options held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant (by will, by the laws of descent and distribution or otherwise) and (ii) subject to the prior written approval by the Committee and compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (each of (i) and (ii), a “Permitted Transferee”).

4.6 Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any Transfer of any Option by any Participant that the Transferee, shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Plan, the Unit Option Grant Agreement and the Management Unit Holder’s Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Plan based on the Employment (or termination thereof) of the original Participant shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.7 Effect of Void Transfers. In the event of any purported Transfer of any Options in violation of the provisions of the Plan, such purported Transfer shall, to the extent permitted by applicable law, be void and of no effect.

4.8 Exercise of Options. A Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) may exercise any or all of the vested Options by serving an Exercise Notice on the Company as provided in Section 4.9 hereto.

4.9 Method of Exercise. The Option shall be exercised by delivery of written notice to the Company’s principal office (the “Exercise Notice”), to the attention of its Secretary, no less than five business days in advance of the effective date of the proposed exercise (the “Exercise Date”). Such notice shall (a) specify the number of Membership Units with respect to which the Option is being exercised, the Grant Date of such Option and the Exercise Date, (b) be signed by the Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable), (c) prior to the existence of a Public Market for the Membership Units of the Company, indicate in writing that the Participant agrees to be bound by the Management Unit Holders’ Agreement, and (d) if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the Plan and Unit Option Grant Agreement as if they had been original signatories thereto (as provided in Section 4.6 hereof) and, prior to the existence of a Public Market for the Membership Units of the Company, by the Management Unit Holders’ Agreement. The Exercise Notice shall include payment in cash for an amount equal to the Exercise Price multiplied by the number of Membership Units specified in such Exercise Notice or any method otherwise approved by the Committee. In addition, the Participant shall be responsible for the payment of applicable withholding and other taxes in cash (or Membership Units if approved by the Committee) that may become due as a result of the exercise of such Option. The Committee may, in its sole discretion, permit the person exercising an Option to make the above-described payments in forms other than cash. In addition, in the event that a Participant’s Employment terminates due to death or Disability or is terminated by the Company without Cause or by the Participant for Good Reason, the Company will permit such Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) to exercise all or any portion of his or her then-exercisable Option through cashless exercise (to satisfy both the exercise price and any applicable withholding taxes), but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the Committee, in its good faith judgment, determines that exercise through cashless exercise is permitted by, and will not result in any default under, any agreement to which the Company or its Affiliates is a party and that the Company and its Affiliates have sufficient liquidity. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the remaining Options.

4.10 Management Unit Holders’ Agreement. Subject to Section 3.4 herein, upon the exercise of the Options in accordance with Section 4. 9 and, prior to the existence of a Public Market, no Membership Units shall be issued to or recorded in the name of any Participant until such Participant agrees to be bound by and executes the Management Unit Holders’ Agreement and any Unit Option Grant Agreement.

4.11 Amendment of Terms of Options. The Committee may, in its sole discretion, amend the Plan or terms of any Option, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Plan or such Option without such Participant’s written consent.

4.12 Adjustment Upon Changes in Membership Units.

4.12.1 Increase or Decrease in Issued Membership Units Without Consideration. Subject to any required action by the Unit Holders of the Company, in the event of any increase or decrease in the number of issued Membership Units resulting from a subdivision or consolidation of Membership Units, or any other increase or decrease in the number of such membership units effected without receipt of consideration by the Company, the Committee shall make such adjustments to prevent the enlargement or dilution of rights with respect to the number of Membership Units subject to grant under this Plan, the number of Membership Units subject to the Options and/or the Exercise Price per Membership Unit.

4.12.2 Certain Mergers. Subject to any required action by the Unit Holders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Membership Units receive securities of another corporation), the Options outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Membership Units subject to any such Option would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the Unit Holders of the Company retain their Membership Units and are not entitled to any additional or other consideration, the Options shall not be affected by such transaction).

4.12.3 Certain Other Transactions. Except as otherwise provided in a Participant’s Unit Option Grant Agreement, in the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Membership Units receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, (a) have the power to provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property for which the membership units underlying such Options are exchanged and, incident thereto, make an equitable adjustment, as determined by the Committee, in the exercise price of the options, or the number or kind of securities or amount of property subject to the options and/or, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding Option (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying Membership Unit, equal to the excess of (1) the value, as determined by the Committee in its sole discretion of securities and/or property (including cash) received by such holders of Membership Units as a result of such event over (2) the Exercise Price, as the Committee may consider appropriate to prevent dilution or enlargement of rights.

4.12.4 Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.12.1 through 4.12.3 hereof, or in the event a Public Market exists for the securities of any Affiliate of the Company, the Committee shall, in its good faith discretion, make such adjustments in the number and kind of shares or securities subject to Options outstanding on the date on which such change occurs and in the per-share Exercise Price of each such Option, as the Committee may consider appropriate, to prevent dilution or enlargement of rights. In such event, references to Membership Units herein shall be deemed to be a reference to such other kind of shares or securities subject to Options hereunder.

4.12.5 No Other Rights. Except as expressly provided in the Plan or the Unit Option Grant Agreements evidencing the Options, the Participants shall not have any rights as a holder of Options by reason of (i) any subdivision or consolidation of Membership Units or any other securities of any class, (ii) the payment of any distribution, any increase or decrease in the number of Membership Units, or (iii) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Unit Option Grant Agreements evidencing the Options, no issuance by the Company of Membership Units or shares of common stock or shares of any class, or securities convertible into Membership Units or shares of common stock or shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Membership Units subject to the Options or the Exercise Price of such Options.

4.12.6 Tax Requirements. Any adjustments or changes to the Options or Membership Units pursuant to this Section 4.12 shall be made in accordance with any applicable requirements of Section 409A of the Code and any guidance issued thereunder.

    5.      Miscellaneous

5.1 Rights as Unit Holders. The Participants shall not have any rights as Unit Holders with respect to any Membership Units covered by or relating to the Options granted pursuant to the Plan until the date the Participants become the registered owners of such membership units. Except as otherwise expressly provided in Sections 4.11 and 4.12 hereof, no adjustment to the Options shall be made for dividends or other rights for which the record date occurs prior to the effective date such stock is registered.

5.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate Employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of the grant of any Option.

5.3 No Obligation to Exercise. The Grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

5.4 Restrictions on Membership Units. The rights and obligations of the Participants with respect to the Membership Units obtained through the exercise of any Option provided in the Plan shall be governed by the terms and conditions of the Management Unit Holders’ Agreement.

5.5 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company:

ASC Acquisition LLC

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: General Counsel

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Robert J. Raymond

or to such other address as any party may have furnished to the other in writing in accordance herewith.

5.6 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

5.7 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

5.8 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the provisions governing conflict of laws.